Exhibit 10.26

CONFIDENTIAL SEPARATION and RELEASE AGREEMENT

This Confidential Separation and Release Agreement (this “Agreement”) is made by and between Brian S. Dexheimer (“Executive”) and Seagate Technology (US) Holdings, Inc. and Seagate Technology (collectively, “Seagate”).  Executive and Seagate are called the “Parties” in this Agreement.

Recitals

A.                                   Executive has served as a Division President of Seagate Technology and an employee of Seagate Technology (US) Holdings, Inc..

B.                                     Executive’s employment with Seagate terminated on July 3, 2009 as part of a reduction in force, and the Parties have agreed to resolve all outstanding issues pertaining to Executive’s employment in accordance with the terms and conditions of this Agreement and the Seagate Technology Executive Officer Severance and Change in Control (CIC) Plan (the “Plan”). This Agreement shall be deemed controlling to the extent its terms vary from those of the Plan.

C.                                     Executive has had 60 days in which to consider and execute this Agreement, and is advised to consult an attorney about it. Executive acknowledges that once he executes this Agreement, he will have an additional 7 days in which to revoke his execution. Executive’s written notice of revocation shall be delivered to Kenneth M. Massaroni either in person or mailed by certified mail, return receipt requested, and addressed to:

Kenneth M. Massaroni

Senior Vice President and General Counsel

Seagate Technology

920 Disc Drive

Scotts Valley, California 95066

If Executive does not timely revoke his execution of this Agreement, then the eighth day following the date of his execution will be the “Effective Date” of this Agreement.

D.                                    By executing this Agreement, Executive represents that he understands the terms and effect of this Agreement and enters into it knowingly and voluntarily.

Based on these recitals, the Parties agree as follows:

Terms

1.                                       Upon his execution of this Agreement, Executive will tender to Kenneth M. Massaroni, Seagate’s General Counsel, his written resignation as a Division President of Seagate Technology effective July 3, 2009 (the “Resignation Date”).  Executive’s resignation letter shall be in the form attached hereto as Exhibit “A”.  Executive will also, as requested, tender his resignation from all officer or director positions that he may hold with Seagate Technology or any of its subsidiaries and affiliates, with the effective dates of these resignations to be as designated by Seagate; Executive agrees that he will cooperate with Seagate in facilitating preparation of and signing any documentation that may reasonably be required in connection with formalizing such officer or director resignations.  On the Resignation Date, Seagate shall pay Executive all unpaid wages owed through such date.

2.                                       For a period of five years following the Resignation Date, Executive will comply, at Seagate’s sole cost, with any reasonable request by Seagate or its attorneys to assist and/or cooperate in connection with any pending or future claim, negotiation, litigation, investigation, administrative proceeding or other dispute involving Seagate or any of its affiliates. Seagate will reimburse Executive for all reasonable, approved out-of-pocket expenses incurred in providing such assistance, including reasonable travel expenses directly incurred in connection with such assistance and/or cooperation.

3.                                       Executive acknowledges that he has had access to highly sensitive Seagate confidential, proprietary and/or trade secret information, and agrees he shall not, either before the Resignation Date or thereafter, disclose to any person or entity any Seagate confidential, proprietary and/or trade secret information, whether directly or indirectly, or use such information in any way except in the course of providing services for Seagate, as authorized in writing by Seagate, or as required to be disclosed by applicable law.  Executive acknowledges and agrees that his duties and obligations under the Seagate At-Will Employment, Confidential Information, and Invention Assignment Agreement (other than the paragraph thereof entitled “Arbitration” which is hereby deleted from such agreement and shall be of no further force or effect) shall remain in full force and effect and that he will adhere to them.  Executive acknowledges that he may not disclose to any person or entity any Seagate confidential, proprietary and/or trade secret information, whether directly or indirectly, after termination of his employment except in the course of providing services for Seagate, as authorized in writing by Seagate, or as required to be disclosed by applicable law.  Executive further acknowledges that such information includes, but is not limited to, formulae, customer lists, patterns, devices, inventions, processes, compilations of information, files, records, documents, drawings, specifications, and equipment

4.                                       Executive acknowledges and affirms that he has returned to Seagate, or will return to Seagate on the Effective Date:  (i) all documents, records, procedures, books, notebooks and other documentation in any form whatsoever, including but not limited to written, audio, video or electronic, containing any information pertaining to Seagate, including any and all copies of such documentation then in Executive’s possession or control, regardless of whether such documentation was prepared or compiled by Executive, Seagate, other employees of Seagate or any of their respective representatives, agents or independent contractors; and (ii) all equipment or tangible personal property entrusted to Executive by Seagate.

5.                                       Executive represents and hereby reaffirms that he has disclosed to Seagate any information in his possession concerning any conduct involving Seagate or any of its affiliates, that Executive has any reason to be believe may be unlawful or may violate Seagate policies in any material respect.

6.                                       Seagate will provide the following compensation and benefits to Executive (or, in the event of Executive’s death, to Executive’s surviving spouse, or, if none, then to Executive’s estate) as consideration for his execution of this Agreement and compliance with the terms and conditions hereof:

a.               Seagate shall provide Executive, within 15 business days after the later to occur of the Resignation Date or Effective Date, a lump-sum payment of $2,332,887, subject to applicable tax withholdings and deductions.  Seagate will not contest any claim Executive makes for public unemployment compensation.

b.              Seagate has granted Executive various equity-based awards (the “Equity Awards”) under the Seagate Technology 2004 Stock Compensation Plan (the “2004 Plan”) and/or the Seagate Technology 2001 Share Option Plan (“2001 Plan”).  All of the Equity Awards granted to Executive that remained unvested as of the Resignation Date are cancelled effective that same date.  Executive’s period in which to exercise any vested Equity Award granted in the form of an option will be limited to three months from the Resignation Date and shall be subject to all terms and conditions set forth in the 2004 Plan or 2001 Plan, as applicable, and the specific option agreement evidencing such Equity Award.  Executive’s Equity Awards granted in a form other than options shall be subject to all terms and conditions set forth in the 2004 Plan and the applicable award agreements evidencing such Equity Awards.

c.               During the twelve month period following the Resignation Date, Seagate will arrange for Executive to receive outplacement assistance from Right Management Consultants.

d.              Executive’s Seagate-provided health insurance benefits coverage will cease on July 31, 2009; however, Executive will be given the opportunity to elect to continue, at his own expense, his Seagate health insurance coverage pursuant to COBRA.  Further, Seagate will, within 15 business days following the later to occur of the Resignation Date or Effective Date, provide Executive with a lump-sum payment of $29,944, subject to applicable withholdings, which amount is intended to help defray Executive’s anticipated costs of obtaining continued health insurance coverage pursuant to COBRA.

7.                                       Executive, on behalf of himself, his heirs, executors, administrators, successors, and assigns, fully and forever releases and discharges Seagate, its current,

former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans, and their fiduciaries, predecessors, successors, officers, directors, members, managers, shareholders, agents, employees and assigns (each a “Released Party”) from any and all claims, causes of action, and liabilities up through the date of his execution of this Agreement.  The claims subject to this release include, but are not limited to, those relating to his employment with Seagate and/or any predecessor to Seagate and the termination of such employment.  All such claims (including related attorneys’ fees and costs) are barred without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract, or tort.  This expressly includes waiver and release of any rights and claims arising under any and all laws, rules, regulations, and ordinances, including, but not limited to:  Title VII of the Civil Rights Act of 1964; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Workers’ Adjustment and Retraining Notification Act; Sarbanes-Oxley Act; the Equal Pay Act of 1963; the California Fair Employment and Housing Act, and any similar law of any other state or governmental entity.

This release does not extend to, and has no effect upon, (i) any benefits that have accrued, and to which Executive may have become vested, under any employee benefit plan within the meaning of ERISA sponsored by the Company, (ii) reimbursement of travel or other business expenses incurred by Executive in the ordinary course of business and consistent with past practice and Seagate’s policies and prior to the Resignation Date, (iii) any rights that (but for this release) Executive has to be indemnified (and advanced expenses) arising under applicable law, the articles of incorporation or bylaws or similar constituent documents of Seagate, any indemnification agreement between Executive and Seagate, or any directors’ and officers’ liability insurance policy of Seagate or its affiliates; and (iv) Executive’s rights to the payments and benefits specified in Paragraph 6 of this Agreement and enforcement of any other obligation of Seagate to Executive under this Agreement.  Executive acknowledges that his receipt of the payment and benefits described in Paragraph 6 of this Agreement will fully satisfy all obligations owed to him by Seagate in connection with his termination, whether as described in the Seagate Technology Executive Officer Severance and Change in Control Plan, this Agreement, or otherwise.

Executive acknowledges that nothing in this release shall prohibit him from exercising legal rights that are, as a matter of law, not subject to waiver such as: (a) his rights under applicable workers’ compensation laws; (b) his right, if any, to seek unemployment benefits; and (c) his right to file a charge with the Equal Opportunity Commission (EEOC) challenging the validity of his waiver of claims under the ADEA.

8.                                                   Executive waives any rights under Section 1542 of the Civil Code of the State of California.  Section 1542 states:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known to him or her, must have materially affected his or her settlement with the debtor.”

9.                                                   Executive agrees that he will not file or cause to be filed any action, complaint, suit, claim, charge or motion with any governmental agency, court or tribunal relating to any claim within the scope of the general release set forth in Paragraph 7.  Executive represents and warrants that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any action, complaint, suit, claim, charge or motion against any Released Party with any governmental agency, court or tribunal.  Executive represents and warrants that he has not assigned any claim released herein, or authorized any other person to assert any such claim on his behalf.  Executive agrees that he will not voluntarily assist any person in bringing or pursuing, or preparing to bring or pursue, any action, complaint, suit, claim, charge or motion against Seagate or any of its affiliates or any Released Party, except as may be specifically required pursuant to a subpoena or to the extent compelled to do so by law, and in such event, shall notify Seagate in writing in the same manner as set forth in Recital C above as soon as such circumstances come to the attention of Executive.

10.                                             Executive agrees that for a period of one year following the Resignation Date he will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly:

(a)                                  solicit or encourage any employee of Seagate, its parents, subsidiaries, or affiliates (the “Company”) to leave the employment of the Company; or

(b)                                 encourage to cease to work with the Company any consultant then under contract with the Company.

Executive and Seagate: (i) intend that this Paragraph 10 be and become valid and enforceable, (ii) acknowledge and agree that the provisions of this Paragraph 10 are reasonable and necessary to protect the legitimate interests of the business of the Company and (iii) agree that the violation of any provisions of this Paragraph 10 might result in irreparable injury to the Company, the exact amount of which would be difficult to ascertain and the remedies at law for which may not be reasonable or adequate compensation to the Company for such a violation.  Executive agrees that if he violates or threatens to violate any provisions this Paragraph 10, in addition to any other remedy which may be available at law or in equity, including, but not limited to, the cessation of any payments or benefits to be provided to this Agreement, the Company shall be entitled to seek specific performance and injunctive relief, and without the necessity of proving actual damages.

11.                                             All taxes that are required by law to be paid by Executive in connection with this Agreement will be his sole responsibility and Executive agrees that Seagate will have no responsibility whatsoever with respect to these taxes, except as to legally required reporting and withholding obligations.

12.                                             This Agreement and the documents it references constitute the entire agreement between the Parties with respect to the matters covered and supersede all prior and contemporaneous agreements, representations, and understandings of the parties with respect to such matters, including but not limited to any previously-existing contract, agreement, understanding, or policy relating to separation or severance pay in the event of termination of employment.  Parole evidence will be inadmissible to show agreement by and between the parties to any term or condition contrary to or in addition to the terms and conditions contained in this Agreement.

13.                                             This Agreement can be amended, modified or terminated only by a writing executed by both Executive and an authorized representative of Seagate.

14.                                             This Agreement is made, and will be construed, under California law, without regard to any provisions thereof regarding conflicts of laws.  The parties further agree that the state or federal courts of California shall be the exclusive and only courts with jurisdiction to hear and decide any claim, dispute or proceeding arising from or related to this Agreement, and that venue shall be proper only in these courts.

15.                                             If any provision of this Agreement is held to be void, voidable, unlawful, or unenforceable, the remaining portions of this Agreement will continue in full force and effect, except that if Executive’s release of claims set forth in Paragraphs 7 and 8 are held to be invalid or unenforceable then at its option Seagate may declare the Agreement null and void and recover from Executive the value of compensation provided to him under Paragraph 6 above.

16.                                             The Parties understand that each party is responsible for bearing his or its own costs and attorneys’ fees incurred in connection with the preparation of this Agreement.

17.                                             Executive represents and acknowledges that in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by Seagate or any of Seagate’s agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement.

18.                                             This Agreement may be executed in counterpart originals with each counterpart to be treated the same as a single original.  The Parties agree that this Agreement may be executed using facsimile signatures and that such signatures shall be deemed to be valid as original signatures.  Executive, by his signature below, states that he has read this Agreement in its entirety, fully understands its terms and its binding effect on him, and signs this Agreement voluntarily and of his own free will.

19.                                             The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and other guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

20.                                             By signing this Release, Executive hereby acknowledges and confirms the following:

(a)  Executive is providing the release and discharge set forth in this Agreement in exchange for consideration in addition to anything of value to which the Executive is already entitled.

(b)  The Executive was hereby advised by Seagate in writing to consult with an attorney of the Executive’s choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement including, without limitation, the terms relating to his release of claims arising under the ADEA.

(c)  The Executive has read this Agreement carefully and completely and understands each of the terms thereof.

(d)  The Executive is aware that he has sixty (60) days in which to consider the terms of the release contained in this Agreement.  To the extent the Executive has executed this Agreement within less than sixty (60) days after its delivery to the Executive, the Executive hereby acknowledges that the Executive’s decision to execute this Agreement prior to the expiration of such sixty-day (60) period was entirely voluntary.  For a period of seven (7) days following the Executive’s execution and delivery of this Agreement in the manner detailed above in Recital C, the Executive has the right to revoke the release contained in this Agreement commencing immediately following the date the Executive signs and delivers this Agreement to the Company.  This Agreement shall not become effective or enforceable until the revocation period has expired.  If the last day of the revocation period is a Saturday, Sunday, or legal holiday, then the revocation period shall not expire until the next following day that is not a Saturday, Sunday, or legal holiday.

(e.)  As set forth in section 7(f)(1)(C) of the ADEA, as added by the Older Workers Benefit Protection Act of 1990, Executive understands that he is not waiving any rights or Claims provided under ADEA that may arise after this Agreement is executed.

(f.)  Seagate has attached to this contract as Exhibit B disclosures required by the Older Workers Benefit Protection Act of 1990.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

PLEASE READ CAREFULLY.  THIS SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN OR UNKNOWN CLAIMS.

EXECUTIVE IS HEREBY ADVISED THAT HE HAS UP TO SIXTY (60) CALENDAR DAYS TO REVIEW AND CONSIDER THIS AGREEMENT AND IS HEREBY ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT.

EXECUTIVE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL SIXTY (60) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS DETAILED IN THIS AGREEMENT, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT.

THE PARTIES HAVE READ THIS RELEASE, UNDERSTAND AND ACCEPT EACH OF ITS TERMS, AND AGREE TO BE FULLY BOUND HEREUNDER.

Dated: , 2009.

Brian S. Dexheimer

Seagate Technology
Seagate Technology (US) Holdings, Inc.

Dated: , 2009.
By:
Kenneth M. Massaroni
Senior Vice President and General Counsel

EXHIBIT A

Kenneth M. Massaroni

Senior Vice President and General Counsel

Seagate Technology LLC

920 Disc Drive

Scotts Valley, California 95066

Re:                               Notice of Resignation

Dear Mr. Massaroni:

This letter serves to confirm my resignation as a Division President of Seagate Technology effective July 3, 2009.

Sincerely,

Brian S. Dexheimer

EXHIBIT B

SEAGATE TECHNOLOGY

MEMORANDUM

TO:	Brian S. Dexheimer
FROM:	Lisa Kirk—Vice President, Human Resources
DATE:	July 3, 2009

RE:

Disclosure Required by Older Workers Benefits Protection Act

You and other executives selected for the Seagate Technology Executive Officers Severance and Change in Control (CIC) Plan are eligible to receive certain exit benefits from Seagate as described in the Confidential Separation and Release Agreement you were provided to consider.  To receive the benefits described, you must sign the Confidential Separation and Release Agreement and return it to Kenneth M. Massaroni, Senior Vice President and General Counsel, in the manner and time detailed in the Confidential Separation and Release Agreement.

In the attached list, Seagate is providing you with information showing the number of employees within your decisional unit who are eligible and ineligible for the benefits described in the CIC Plan, by job title, pay grade, and age.

Decisional units are defined by management chain, and the head of your decisional unit is Steve Luczo, which reflects your reporting structure at the time selection decisions were made.  For purposes of this report, you are listed within the General Management job function, the GM Division President job family and title, and the 185 pay grade.  You will find your personal details in row 2.  This reflects the job information on record for you as of February 2, 2009.  Employees listed as “ineligible” are ineligible either because their employment will not be terminated, or because they are not otherwise eligible for separation benefits.

This special separation program is applicable to those Seagate Vice Presidents and Senior Vice Presidents terminated as part of the reduction–in-force initiated on or about March 3, 2009, and based on position elimination.  You can determine your comparison group by locating your above-referenced position on the attached list.  The employment termination program is available to executives for 60 days from the date they are notified of their termination of employment.

The accompanying chart was prepared as of June 19, 2009.  This information is subject to change and may be affected by future employment decisions.  If you have any questions about this information, or if you wish to receive more up-to-date information in the future, contact me at 8-439-5446.